EXHIBIT 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Robert K. Cole, Chairman and CEO
18400 Von Karman, Suite 1000	(949) 224-5700
Irvine, CA 92612	Carrie Marrelli, VP, Investor Relations
(949) 224-5745

NEW CENTURY FINANCIAL CORPORATION ANNOUNCES

RECORD EARNINGS FOR 2003

Evaluating REIT Structure

IRVINE, CA, January 21, 2004 . . . New Century Financial Corporation (NASDAQ: NCEN) announced today results for the three months and twelve months ended December 31, 2003.

Highlights

•	Record per share net earnings of $2.00 for the quarter and $6.56 for the year

•	Record production of $27.4 billion for the year

•	Increased on-balance sheet portfolio to $4.7 billion

•	Increased quarterly cash dividend by 60% to $0.16 per share

•	Reaffirming 2004 EPS guidance of $7.00 or higher and 2004 loan production of $30 billion or more

•	Evaluating Real Estate Investment Trust structure

Financial Results

For the three months ended December 31, 2003, net earnings increased 36.5% to $74.1 million, or $2.00 per share on a diluted basis, compared to $54.3 million, or $1.43 per share on a diluted basis, for the same quarter a year ago. Total revenues for the quarter increased 72.8% to $322.6 million, compared to total revenues of $186.7 million for the same quarter a year ago.

For the twelve months ended December 31, 2003, net earnings increased 36.6% to $245.5 million, or $6.56 per share on a diluted basis, compared to $179.7 million, or $4.62 per share on a diluted basis, for the same period a year ago. Total revenues for 2003 increased 61.0% to $976.0 million, compared to $606.2 million for the same period a year ago.

“Adopting the 80/20 secondary marketing strategy for fiscal 2003 allowed New Century to deliver record net profits for the year and concurrently begin to build a strong balance sheet of portfolio assets,” said Robert K. Cole, Chairman and Chief Executive Officer. “Our $4.7 billion on-balance sheet loan portfolio, combined with our residual interests, is projected to deliver over $2.00 of the $7.00 of total EPS targeted for 2004,” added Cole.

The following data give effect to our three-for-two stock split in the form of a stock dividend payable July 11, 2003:

(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
Financial Summary	12/31/03	12/31/02	12/31/03	12/31/02
Total revenues	$322,600	$186,693	$975,966	$606,246
Earnings before income taxes	$129,510	$92,644	$423,252	$306,336
Net earnings	$74,051	$54,347	$245,483	$179,700
Income available to common stockholders	$74,051	$54,347	$245,483	$179,258
Diluted earnings per share	$2.00	$1.43	$6.56	$4.62
Diluted wtd. avg. shares outstanding	36,974,000	37,885,000	37,410,000	38,897,000

Loan Originations

Fourth quarter loan production totaled approximately $8.3 billion, an increase of 84.4% over the corresponding period a year ago.

“Our fourth quarter production results, including over $3.0 billion in December volume, reinforce our confidence that 2004 volume will meet or exceed our $30 billion target,” said Brad A. Morrice, Vice Chairman, President and Chief Operating Officer. “We feel that both originations and secondary market conditions are very positive as we start 2004.”

The following table summarizes our loan originations by channel and by product type for the periods shown:

(Dollars in thousands)

	Three Months Ended				Twelve Months Ended
	12/31/03%		12/31/02%		12/31/03%		12/31/02%
Wholesale*	$7,581,860	91.9	$3,933,909	87.9	$25,127,613	91.8	$12,392,562	87.3
Retail	669,702	8.1	543,981	12.1	2,255,225	8.2	1,808,934	12.7

Total	$8,251,562	100.0	$4,477,890	100.0	$27,382,838	100.0	$14,201,496	100.0

	12/31/03%		12/31/02%		12/31/03%		12/31/02%
Fixed rate	$2,138,903	25.9	$1,168,278	26.1	$8,197,321	29.9	$3,648,350	25.7
Adjustable rate	6,112,659	74.1	3,309,612	73.9	19,185,517	_70.1	10,553,146	74.3

Total	$8,251,562	100.0	$4,477,890	100.0	$27,382,838	100.0	$14,201,496	100.0

	12/31/03%		12/31/02%		12/31/03%		12/31/02%
Refinance	$5,907,551	71.6	$3,651,174	81.5	$20,567,146	75.1	$11,666,473	82.1
Purchase	2,344,011	28.4	826,716	18.5	6,815,692	24.9	2,535,023	17.9

Total	$8,251,562	100.0	$4,477,890	100.0	$27,382,838	100.0	$14,201,496	100.0

*	Anyloan has been combined into Wholesale and will not be reported separately in future periods.

Credit Quality

The following table summarizes our loan originations by risk grades for the periods shown:

(Dollars in thousands)

	Three Months Ended 12/31/03				Twelve Months Ended 12/31/03
Risk Grades	Amount	%	Avg. LTV	FICO	Amount	%	Avg. LTV	FICO
AA*	$5,797,380	70.3	86.4	633	$17,103,772	62.5	84.7	631
A+	980,976	11.9	80.2	588	5,043,303	18.4	81.0	600
A-	668,744	8.1	76.9	572	2,498,631	9.1	77.1	568
B	482,476	5.8	74.8	559	1,787,082	6.5	74.7	555
C/C-	292,424	3.5	68.3	550	890,095	3.3	68.7	547

Subtotal	$8,222,000	99.6	83.6	615	$27,322,883	99.8	82.1	612
Commercial	24,588	0.3	N/A	N/A	35,853	0.1	N/A	N/A
Private Label Prime	4,974	0.1	N/A	N/A	24,102	0.1	N/A	N/A

Total	$8,251,562	100.0	83.6	615	$27,382,838	100.0	82.1	612

*Alt-A production volume is included in our AA product.

Commercial loans represent real estate mortgage loans on multifamily and mixed-use properties. Private Label Prime loans represent agency-qualifying loans originated for us by a third party under a private label agreement.

The following table sets forth the FICO score and credit trends on production for the periods indicated:

	4Q03	3Q03	2Q03	1Q03	4Q02
Wtd. avg. FICO score	615	626	599	598	600
% of production in top 2 credit grades	82.6%	85.4%	80.3%	71.2%	61.3%
% of production in bottom 2 credit grades	3.5%	2.6%	3.6%	3.6%	4.4%

“As we stated previously, our third quarter volume included an unusually large percentage of higher FICO loans resulting from our approach to the market disruptions which occurred during the third quarter,” said Morrice. “Fourth quarter results are more consistent with our long-term trend in FICO scores,” added Morrice.

Internet-based Originations

The following table sets forth the originations from our wholesale division’s FastQual® website as a percentage of total wholesale loan production and originations from our retail division’s Internet program as a percentage of total retail loan production for the periods indicated:

(Dollars in thousands)

	4Q03	3Q03	2Q03	1Q03	4Q02
Total wholesale production	$7,581,860	$7,990,073	$5,320,603	$4,237,188	$3,933,909
FastQual	$5,411,686	$5,778,164	$3,278,230	$1,679,601	$911,782
Percent FastQual	71.4%	72.3%	61.6%	39.6%	23.2%
Total retail production	$669,702	$648,735	$482,394	$452,283	$543,981
Retail Internet production	$290,667	$246,898	$214,492	$172,493	$195,180
Percent Internet	43.4%	38.1%	44.5%	38.1%	35.9%

Net Operating Margin

The following table sets forth the components of operating margin for the periods indicated:

	4Q03	3Q03	2Q03	1Q03	4Q02
Gain on sale (a)	3.75%	4.59%	4.46%	4.07%	4.88%
Net interest income (b)	0.54%	0.46%	0.53%	0.52%	0.53%
Loan acquisition cost (c)	(2.35)%	(2.06)%	(2.46)%	(2.61)%	(2.46)%

Operating margin	1.94%	2.99%	2.53%	1.98%	2.95%

(a)	Excludes additions to loan loss allowances and losses on securitization pool repurchases.
(b)	Net interest income represents net interest on unsold inventory divided by origination volume for the corresponding period.
(c)	Loan acquisition cost is a non-GAAP financial measure, for comparable GAAP information see below and schedule 1.

Fourth quarter gain on sale on a percentage basis was lower than the third quarter as a result of (i) declining secondary market prices resulting from a volatile interest rate environment and (ii) a shift in credit mix of loans originated during the third quarter and sold in the fourth quarter to higher FICO scores and lower interest rates.

“With $6.5 billion in outstanding forward commitments at prices higher than the fourth quarter of 2003, we expect our net operating margin to exceed 2.00% in the first quarter of 2004,” said Patti Dodge, Chief Financial Officer of New Century Mortgage Corporation.

Loan Acquisition Costs

The following table sets forth the components of loan acquisition costs for the periods indicated:

	4Q03	3Q03	2Q03	1Q03	4Q02
Points and fees
Wholesale	(0.76)%	(0.65)%	(0.76)%	(0.75)%	(0.74)%
Retail	4.19%	4.29%	4.26%	4.10%	4.01%

Net points and fees	(0.38)%	(0.30)%	(0.35)%	(0.29)%	(0.17)%
Overhead	(1.97)%	(1.76)%	(2.11)%	(2.32)%	(2.29)%

Loan acquisition costs	(2.35)%	(2.06)%	(2.46)%	(2.61)%	(2.46)%
Wholesale production as a % of total production	91.9%	92.5%	91.7%	90.4%	87.9%

Overhead increased on a percentage basis compared to the third quarter, but decreased compared to the first half of the year. The increase from the third quarter resulted primarily from the delay in staffing increases until the fourth quarter in response to the volume increase late in the third quarter.

Loan acquisition costs is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The most directly comparable GAAP financial measure is total expenses as reflected in our income statement. We believe that the presentation of loan acquisition costs provides useful information to investors regarding our financial performance because it allows us to monitor the performance of our core operations, which is more difficult to do using the most directly comparable GAAP measure. Our management uses loan acquisition cost data for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. As required by Regulation G, a reconciliation of loan acquisition costs to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 1 to this press release.

Secondary Market Transactions

The following table summarizes our secondary market transactions for the periods shown below:

(Dollars in thousands)

	Three Months Ended				Twelve Months Ended
	12/31/03		12/31/02		12/31/03		12/31/02
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Whole loan sales	$6,805,101	74.8	$3,859,825	98.0	$20,587,888	79.8	$12,160,303	91.7
Securitizations – GOS	—	—	—	—	—	—	845,477	6.4

Total premium sales	$6,805,101	74.8	$3,859,825	98.0	$20,587,888	79.8	$13,005,780	98.1
Discounted loan sales	55,721	0.6	77,751	2.0	247,217	1.0	259,384	1.9

Total sales	$6,860,822	75.4	$3,937,576	100.0	$20,835,105	80.8	$13,265,164	100.0
On-balance sheet securitizations	2,237,894	24.6	—	—	4,946,781	19.2	—	—

Total secondary market transactions	$9,098,716	100.0	$3,937,576	100.0	$25,781,886	100.0	$13,265,164	100.0
Total secondary market transactions as a % of production	110.3%		87.9%		94.2%		93.4%

Gain on Sale of Loans

The following table reflects the components of our gain on sale of loans for the periods shown below:

(Dollars in thousands)

	Three Months Ended				Twelve Months Ended
	12/31/03		12/31/02		12/31/03		12/31/02
	$	% Gain	$	% Gain	$	% Gain	$	% Gain
Whole loan sales	$229,111		$187,994		$805,958		$585,842
Net gain on securitizations	—		—		—		37,098
Mortgage servicing rights	30,827		12,795		83,932		27,456

	$259,938	3.82	$200,789	5.20	$889,890	4.32	$650,396	5.00
Loss on loans sold at a discount	(2,388)		(13,452)		(20,878)		(58,383)
Adjustments to loss allowance	—		(6,418)		2,000		(12,502)

Net execution	$257,550	3.75	$180,919	4.59	$871,012	4.18	$579,511	4.37
Premiums paid to acquire loans	(55,403)		(34,081)		(182,765)		(101,816)
Hedge gain (loss)	3,379		(2,015)		(10,600)		(28,007)
Fair value adjustment	(17,869)		2,510		(19,363)		12,067
Net deferred origination costs	(12,235)		(6,010)		(47,148)		(10,011)

Net gain on sale	$175,422		$141,323		$611,136		$451,744

The increase in gain on sale in 2003 is due to significantly higher whole loan sale volume, partially offset by on-balance sheet securitization transactions in 2003 and lower loan sale execution in 2003 than in 2002. Other factors include reduced losses on loans sold at a discount in 2003 due to lower repurchase activity.

The fair value adjustment is discussed in the Residual Interests section below.

Net deferred origination costs include non-refundable fees and direct costs associated with the origination of mortgage loans that are deferred and recognized when the loans are sold. These costs have increased in 2003 as a result of (i) an increasing percentage of production from the wholesale channel; and (ii) decreased origination fees from retail production.

Premiums paid to acquire loans represent amounts paid to wholesale mortgage brokers for which the loans were sold during the period.

Hedge gain (loss) represents the impact of changes in the market value of derivative instruments used to mitigate the interest rate risk related to our residual interests and loans held for sale.

On-Balance Sheet Securitizations

In October 2003, we completed an on-balance sheet transaction, New Century Home Equity Loan Trust, Series 2003-5, of approximately $1.1 billion in collateral consisting primarily of higher FICO, or “AA” production. In December 2003, we completed another on-balance sheet securitization, New Century Home Equity Loan Trust, Series 2003-6, backed by $1.1 billion of fixed- and adjustable-rate mortgage loans. This transaction was structured as a Collateralized Mortgage Obligation (“CMO”). A CMO has certain tax advantages to the company compared to the REMIC structure previously employed.

At December 31, 2003, our on-balance sheet portfolio consisted of over 27,000 loans totaling $4.7 billion. We have provided an allowance for loan losses that totals $26.3 million as of December 31, 2003.

Performance Data on the portfolio of on-balance sheet securities as of December 31, 2003 is provided in the table below:

(Dollars in thousands)

	NC1	NC3	NC4	NC5	NC6
Initial collateral pool	$493,605	$712,410	$1,502,872	$1,100,000	$1,137,894
Current collateral pool	$386,230	$655,402	$1,468,943	$1,086,770	$1,130,265
Transaction Date	1/30/03	6/27/03	9/23/03	10/17/03	12/19/03
Delinquency (30+ days)	5.44%	3.08%	0.00%	0.01%	0.00%
Cumulative losses	$53	0	0	0	0
Life-to-date CPR*	17.7%	10.0%	4.4%	2.4%	N/A

*Constant Prepayment Rate

The following table shows the credit characteristics of the five securities completed during 2003 that represent our on-balance sheet portfolio as compared to overall production for 2003:

Weighted Average:	On-Balance Sheet Portfolio	Total 2003 Production
FICO score	623	612
Interest rate – fixed	6.9%	7.3%
Interest rate – ARM	7.3%	7.3%
Loan-to-value ratio	81.1%	82.1%
% of top two credit grades	82.4%	81.1%
% of bottom two credit grades	3.4%	3.3%

Our $4.7 billion on-balance sheet portfolio provided $73.5 million in cash flows to us during 2003 and contributed $0.63 to earnings per share for 2003.

Estimated contribution to 2004 operating results from our balance sheet (on-balance sheet securitizations and residual interests) are shown in the table below:

	1Q04	2Q04	3Q04	4Q04	2004
Estimated pre-tax cash flow (000’s)	67,711	59,716	50,092	41,150	218,669
Estimated contribution to diluted EPS*	0.66	0.58	0.48	0.40	2.12

* Assumes a 42% tax rate and 43 million shares outstanding

Note:  The table above is based on our current assumptions of prepayment speeds and losses in the future. This analysis excludes costs to service these loans and assumes no impact to earnings of hedging activities.

Repurchase Allowance

Our repurchase allowance is established to account for potential repurchase obligations pursuant to representations and warranties in our loan sale agreements and for elective repurchases of loans from prior securitizations. We apply the historic rate of repurchases, the percent of those repurchases that are resold at a loss, and the historic loss severity on such repurchases to our recent whole loan sales. Generally, repurchase requests are made within 90 days of the sale of the loans.

As of December 31, 2003, the components of our repurchase allowance, which is included in Other Liabilities on our balance sheet, were as follows:

(Dollars in thousands)

Quarter Ended 12/31/03
Whole loan sale repurchase obligations:
Fourth quarter whole loan sales	$6,800,000
Historic repurchase rate	0.8%
Historic percentage of repurchases resold at a loss	76.0%
Average loss on sales of repurchased loans	23.0%
Total repurchase allowance	$9,509

Residual Interests

As of December 31, 2003, residual interests totaled $179.5 million representing 2.0% of total assets and 33.1% of total stockholders equity. Cash flow received from residual interests during the year ended December 31, 2003 totaled $72.3 million. Following is a roll-forward of residual interests:

(Dollars in millions)

	QTD	YTD
Beginning balance at 09/30/03	$205.7	$247.0
Less cash received during 4Q03	$(13.9)	$(72.3)
Residual interest income	$5.6	$24.2
Fair value adjustment to residual interests	$(17.9)	$(19.4)

Ending balance at 12/31/03	$179.5	$179.5

Fair value adjustments to residual interests of $17.9 million represent the change in the estimated present value of future cash flows from the residual interests since September 30, 2003. During the fourth quarter of 2003, the prepayment rates on the loans underlying our residual interests were higher than expected as a result of the continued low interest rate environment. Further, management believes that the future outlook for interest rates will cause this trend to continue and we have adjusted prepayment assumptions accordingly.

Loan Performance Data

Detailed loan performance data is available in the “Security Performance” page and in the “Earnings Releases” section of the “Financial Information” page on our website (www.ncen.com). Such information, and that of our peers, is also available through various industry sources through December 31, 2003. We believe this data indicates that our loan pools are generally performing consistently with or better than those of our peer group.

Stock Repurchases

Life-to-date through December 31, 2003, we have repurchased a total of $116 million of our equity, including 4.2 million shares under our stock repurchase program, which has a total authorization of 5.8 million shares. During the fourth quarter of 2003, we repurchased 350,000 shares of our common stock at an average price of $38.22.

We expect to continue to fund stock repurchases with available corporate liquidity. We anticipate that the number of shares to be purchased and the time of the purchases will be based upon the stock price, level of cash balances, general business conditions and other factors including alternative investment opportunities. These purchases may be made in the open market, through block trades or in privately negotiated transactions.

Quarterly Dividend Payment

On December 11, 2003, our Board of Directors approved an increase in our quarterly cash dividend from $0.10 per share to $0.16 per share to be paid on January 30, 2004 to stockholders of record at the close of business on January 15, 2004. Any future declaration of dividends will be subject to our earnings, financial position, capital requirements, contractual restrictions and other relevant factors.

Loan Servicing Platform

As of December 31, 2003, the balance of our loan servicing portfolio was $11.6 billion, consisting of the following:

Servicing rights retained	$5.1 billion
Loans held for sale	$3.4 billion
Loans serviced for others on an interim basis	$3.1 billion

Servicing rights retained include both loans sold to whole loan investors for which we retained the servicing rights and loans underlying our on-balance sheet securitizations. Loans held for sale represent our unsold inventory. Interim servicing represents loans sold to whole loan investors that we have agreed to service temporarily pending their transfer.

As of December 31, 2003, the balance of loans serviced by others that underlie our residual asset was $1.8 billion.

2004 Earnings Outlook

We reaffirm our previous guidance that earnings will exceed $7.00 per share which takes into account the 6.0 million share dilutive effect of our convertible debt.

Real Estate Investment Trust

“At the request of our Board of Directors, we have been evaluating the potential advantages and disadvantages of converting our company into a Real Estate Investment Trust,” said Cole. “In order to assist us, we are finalizing the engagement of a financial advisor,” added Cole. We expect to conclude our analysis within the next 75 days,” added Cole.

Conference Call and Webcast

New Century’s quarterly earnings conference call is scheduled to begin at 8:00 a.m., Pacific Standard Time, on Thursday, January 22, 2004. The conference call and an accompanying slide presentation will be broadcast live over the Internet at www.ncen.com. If you would like to participate on the call, please contact Carrie Marrelli at (949) 224-5745 to receive the details for the call. The financial information included in this press release and the slide presentation will be available following the conference call by clicking the “Financial Information” button then the “Earnings Releases” button in the “Investor Relations” section of our website.

Summary

New Century Financial Corporation (Nasdaq: NCEN) is one of the nation’s largest specialty mortgage companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, visit www.ncen.com.

As of December 31, 2003, New Century originated loans through 72 sales offices operating in 26 states and 20 regional processing centers operating in 14 states and employed 3,752 Associates.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be considered to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include (i) our 2004 EPS guidance of $7.00 or higher, (ii) our 2004 production guidance of $30 billion or more, (iii) our belief that our $4.7 billion on-balance sheet loan portfolio, combined with our residual interests, is projected to deliver over $2.00 of total EPS targeted for 2004, (iv) our beliefs regarding originations and secondary market conditions, (v) our expectation that current forward sale commitments totaling $6.5 billion will be settled during the first quarter of 2004 at prices exceeding those of the fourth quarter of 2003, (vi) our expectation that our net operating margin will exceed 2.00% in the first quarter of 2004, (vii) our estimated contribution to 2004 operating results from our balance sheet assets, (viii) our belief regarding the future outlook for interest rates and the prepayment rates on the loans underlying our residual interests, (ix) our expectation that we will continue to fund stock repurchases with available corporate liquidity, (x) our expectation that the number of shares that we purchase and the time of such purchase will be based upon the stock price, level of cash balances, general business conditions and other factors including alternative investment opportunities, and (xi) our expectations regarding our evaluation of the REIT structure. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to (i) the condition of the U.S. economy and financial system, (ii) the condition of the markets for whole loans and mortgage-backed securities, (iii) the stability of residential property values, (iv) our ability to continue to maintain low loan acquisition costs, (v) the potential effect of new state or federal laws and regulations, (vi) the effect of increasing competition in our sector, (vii) our ability to maintain adequate credit facilities to finance our business, (viii) the interest rate environment, (ix) the outcome of litigation or regulatory actions pending against New Century, (x) our ability to adequately hedge our residual values, (xi) the accuracy of our assumptions regarding our repurchase allowance and residual valuations, prepayment speeds and losses, (xii) the assumptions underlying our 2004 operating results, (xiii) our ability to finalize our forward sale commitments, (xiv) our ability to deliver loans in accordance with the terms of our forward sale commitments, and (xv) the ability of our servicing platform to maintain high performance standards. Additional information on these and other factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2002 and our other periodic filings with the Securities and Exchange Commission. We assume no obligation to update the forward-looking statements contained in this press release.

New Century Financial Corporation Selected Financial Data Unaudited (Dollars in thousands except per share data)
	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
	2003	2002	2003	2002
Revenues
Gain on sale of loans	$175,422	$141,323	$611,136	$451,744
Interest income
Interest income on loans held for sale	72,100	37,902	224,757	122,331
Interest income on loans for investment	66,512		104,706
Residual interest income	5,646	7,163	24,228	31,723
Servicing and other income	2,920	305	11,139	448

Total revenues	322,600	186,693	975,966	606,246
Operating expenses
Personnel	76,622	47,709	248,796	149,136
Interest
Interest on warehouse/aggregation lines	23,530	14,392	76,877	50,588
Interest on financing/loans held for investment	28,811		40,698
General and administrative	42,334	21,007	131,605	69,595
Advertising and promotion	6,981	7,814	26,118	20,234
Professional services	14,812	3,127	28,620	10,357

Total expenses	193,090	94,049	552,714	299,910
Earnings before income taxes	129,510	92,644	423,252	306,336
Income taxes	55,459	38,297	177,769	126,636

Net earnings	$74,051	$54,347	$245,483	$179,700

Net earnings available to common stockholders	$74,051	$54,347	$245,483	$179,258

Basic earnings per share	$2.24	$1.54	$7.26	$5.19

Diluted earnings per share	$2.00	$1.43	$6.56	$4.62

Basic wtd. avg. shares outstanding	33,107,000	35,383,000	33,835,000	34,565,000
Diluted wtd. Avg. shares outstanding	36,974,000	37,885,000	37,410,000	38,897,000
Book value per share (diluted)	14.66	10.20

*Book value per share is computed using fully diluted shares outstanding. Using basic shares outstanding, book value per share was $16.37 and $10.92 at December 31, 2003 and 2002, respectively.

Balance Sheet Data: (dollars in thousands)	December 31, 2003	December 31, 2002
Cash and cash equivalents (a) (b)	$386,423	$182,924
Loans receivable held for sale, net	3,422,211	1,920,396
Loans held for investment	4,745,937	—
Residual interests in securitizations	179,498	246,964
Other assets	159,260	52,644

Total assets	$8,893,329	$2,402,928

Borrowings under warehouse lines	$2,551,596	$1,643,214
Borrowings under aggregation lines	760,241	242,284
Financing on loans held for investment	4,686,323	—
Convertible Debt	204,858	—
Other liabilities	148,299	130,880
Total stockholders’ equity	542,012	386,550

Total liabilities and stockholders’ equity	$8,893,329	$2,402,928

(a)	Cash and liquidity, which includes available borrowing capacity, grew from $182.9 million at December 31, 2002 to $404.3 million at December 31, 2003.
(b)	Includes restricted cash of $100.9 million at December 31, 2003 and $6.2 million at December 31, 2002.

Schedule 1

The following table is a reconciliation of loan acquisition costs to our expenses in our income statement, presented in accordance with GAAP:

(Dollars in thousands)

	4Q03	3Q03	2Q03	1Q03	4Q02
Total expenses	$193,090	$145,363	$111,330	$102,931	$94,049
Add / subtract:
Excluded expenses (a)	(18,607)	(4,797)	(12,464)	(6,380)	(11,166)
Provision for loss and hedge loss from on-balance sheet securitization	(10,505)	(8,113)	(5,394)	(5,492)	—
Direct origination costs classified as a reduction in gain on sale	50,600	47,600	48,500	35,400	34,400
Interest expense	(52,341)	(27,934)	(19,749)	(17,552)	(14,392)

Loan acquisition costs – overhead	$162,237	$152,119	$122,223	$108,907	$102,891
Divided by: quarterly volume	$8,251,562	$8,638,808	$5,802,997	$4,689,471	$4,477,890
Loan acquisition costs overhead (bps)	1.97%	1.76%	2.11%	2.32%	2.30%

(a)  Excluded expenses consist of profit-based compensation, servicing division overhead, certain professional fees and direct origination costs capitalized to our loans held for investment.

The reconciliation in the table above illustrates the differences between overhead included in loan acquisition costs and overhead reflected in the income statement. The reconciliation does not address net points and fees because they are deferred at origination under GAAP and recognized when the related loans are sold or securitized.

We believe that the presentation of loan acquisition cost provides useful information to investors regarding our financial performance because it allows us to monitor the performance of our core operations, which is more difficult to do when looking at GAAP financial reports. Our management uses this measure for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.